Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 4, 2019, relating to the balance sheet of PropTech Acquisition Corporation as of August 22, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 31, 2019 (date of inception) through August 22, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 4, 2019